Exhibit 10.1

FOURTH AMENDMENT AGREEMENT

THIS FOURTH AMENDMENT AGREEMENT (this “Amendment”), dated as of October 28, 2011, is by and among WINTRUST FINANCIAL CORPORATION (the “Borrower”), various financial institutions (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders.

W I T N E S S E T H:

WHEREAS, certain of the parties hereto are parties to that certain Amended and Restated Credit Agreement dated as of October 30, 2009 (as previously amended, the “Credit Agreement”);

WHEREAS, the parties hereto have agreed to increase the Aggregate Revolving Credit Commitments by $25,000,000 and make certain other changes to the Credit Agreement, as more fully set forth below; and

WHEREAS, Royal Bank of Canada (“Royal Bank”) has agreed to become a Revolving Credit Lender under the Credit Agreement with a Revolving Credit Commitment of $25,000,000.

NOW, THEREFORE, the parties hereto, in consideration of the premises and the mutual agreements herein contained, hereby agree as follows:

Section 1. Credit Agreement Definitions. Capitalized terms used herein that are defined in the Credit Agreement shall have the same meaning when used herein unless otherwise defined herein.

Section 2. Amendments to Credit Agreement. Effective on (and subject to the occurrence of) the Amendment Effective Date (as defined below), the Credit Agreement is amended as follows:

(a) The definitions of “Change in Law,” “Maturity Date,” “Nonperforming Loans” and “Other Real Estate Owned” in Section 1.01 of the Credit Agreement are amended in their entirety to read as follows:

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and

(y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, October 26, 2012 and (b) with respect to the Term Facility, June 1, 2015; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Non-Performing Loans” means all non-accrual loans and all loans on which any payment is 90 or more days past due but which continue to accrue interest (excluding loans to the extent covered by loss-sharing agreements with the FDIC), which shall be derived from the applicable quarterly reports filed by the Subsidiary Banks with their primary federal regulators, which shall be consistent with the financial information and reports contemplated in Article VI hereof.

“Other Real Estate Owned” means the aggregate amount set forth as “other real estate owned” in the applicable quarterly reports filed by the Subsidiary Banks with their primary federal regulators (excluding any such assets to the extent covered by loss-sharing agreements with the FDIC), which shall be consistent with the financial information and reports contemplated in Article VI hereof.

(b) The definition of “Defaulting Lender” in Section 1.01 of the Credit Agreement is amended by amending clause (a) in its entirety to read as follows:

(a) has failed to fund any portion of the Loans within one (1) Business Day of the date required to be funded by it hereunder, unless (x) such failure has been cured or (y) such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding has not been satisfied;

(c) The definition of “Excluded Taxes” in Section 1.01 of the Credit Agreement is amended by (i) deleting the word “and” at the end of clause (c) and (ii) adding the following immediately before the period at the end thereof:

, and (e) any United States withholding taxes imposed by FATCA

(d) The definition of “Indemnified Taxes” in Section 1.01 of the Credit Agreement is amended by adding the phrase “and Other Taxes” immediately before the period at the end thereof.

(e) The definition of “Other Taxes” in Section 1.01 of the Credit Agreement is amended by adding the phrase “except any such Taxes imposed with respect to an assignment” immediately before the period at the end thereof.

(f) The following definition of “FATCA” is added to Section 1.01 of the Credit Agreement in proper alphabetical order:

“FATCA” means Sections 1471 through 1474 of the Code and any current or future regulations or official interpretations thereof.

(g) Section 2.07 of the Credit Agreement is amended by adding the following sentence to the end of such Section:

Notwithstanding the foregoing, no Defaulting Lender shall be entitled to receive any Revolving Credit Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(h) Section 3.01 of the Credit Agreement is amended by adding the following clause (e)(iv) in proper numerical order:

(iv) If a payment made to a Lender under this Agreement would be subject to withholding tax imposed by the United States with respect to FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(e)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i) Section 3.04(b) of the Credit Agreement is amended in its entirety to read as follows:

(b) Capital and Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity position), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(j) Section 7.09 of the Credit Agreement is amended by replacing the reference to “Section 7.02(i)” with a reference to “Section 7.01(i)”.

(k) Schedule 2.01 to the Credit Agreement is replaced by Schedule 2.01 attached hereto.

Section 3. Representation and Warranties. In order to induce the Lenders and the Administrative Agent to execute and deliver this Amendment, the Borrower hereby represents and warrants to the Lenders and to the Administrative Agent that both before and after giving effect to the Amendment that:

(a) no Event of Default or Default has occurred and is continuing or will result from the execution and delivery or effectiveness of this Amendment; and

(b) the representations and warranties of the Borrower contained in Article V of the Credit Agreement are true and correct in all material respect as of the date hereof and the Amendment Effective Date with the same effect as though made on such date (except to the extent that that any such representation expressly relates to an earlier date, such representation or warranty shall be made only as to such earlier date).

Section 4. Conditions to Effectiveness. The amendments set forth in Section 2 hereof shall become effective on the date (the “Amendment Effective Date”) when the Administrative Agent shall have received a counterpart of this Amendment executed by the Borrower, the Administrative Agent and each Lender.

Section 5. Amendment to Pledge Agreement. The Pledge Agreement is amended to delete the parenthetical “(as defined below)” immediately after the words “Secured Parties” in the introductory paragraph thereof.

Section 6. Reaffirmation of Loan Documents. From and after the date hereof, each reference to the Credit Agreement or the Pledge Agreement that appears in any other Loan Document shall be deemed to be a reference to the Credit Agreement or the Pledge Agreement, as applicable, as amended hereby. As amended hereby, the Credit Agreement and each other Loan Document is hereby reaffirmed, approved and confirmed in every respect and shall remain in full force and effect.

Section 7. Royal Bank Representations. Royal Bank (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Amendment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Credit Agreement (including all amendments thereto), and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.05 thereof, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Amendment and to provide its Revolving Credit Commitment, and (iv) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Amendment and to provide its Revolving Credit Commitment; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Section 8. Counterparts; Effectiveness. This Amendment may be executed by the parties hereto in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement.

Section 9. Governing Law; Entire Agreement. This Amendment shall be deemed a contract made under and governed by the law of the State of Illinois. This Amendment constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements with respect thereto.

Section 10. Loan Document. This Amendment is a Loan Document.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers or representatives thereunto duly authorized as of the date and year first above written.

WINTRUST FINANCIAL CORPORATION

By:	/s/ David A. Dykstra
Title:	Senior EVP and COO

BANK OF AMERICA, N.A., as Administrative Agent, Term Lender and Revolving Credit Lender

By:	/s/ Mary P. Riggins
Title:	Managing Director

WELLS FARGO BANK, N.A. , as Revolving Credit Lender

By:	/s/ David Schmaltz
Title:	SVP

ROYAL BANK OF CANADA , as Revolving Credit Lender

By:	/s/ Patrizia Lloyd
Title:	Authorized Signatory

SCHEDULE 2.01

Revolving Credit Commitments and Applicable Percentages

Lender	Revolving Credit Commitment	Revolving Credit Percentage	Term Loan Amount	Term Percentage	Total Percentage
Bank of America, N.A.	$25,000,000	33.333333334%	$1,000,000	100.00%	34.210526316%
Wells Fargo Bank, N.A.	$25,000,000	33.333333333%	$0	0%	32.894736842%
Royal Bank of Canada	$25,000,000	33.333333333%	$0	0%	32.894736842%
TOTALS	$75,000,000	100.00%	$1,000,000	100.00%	100.00%